Exhibit (e)(2)

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Composition of Board and Committees

Our board of directors oversees our business affairs and monitors the performance of management. Management is responsible for the day-to-day operations of our company. As of the date of this proxy statement, our board has ten directors and the following committees: audit, nominating and corporate governance, compensation and acquisition. The membership during the last fiscal year and the function of each of the committees are described below. Each of the committees, except the nominating and corporate governance committee, is required to be comprised of three or more members of the board.

We held five board meetings in 2008. Each director attended at least 75% of all board meetings and applicable committee meetings. We strongly encourage our board of directors to attend our annual meeting of stockholders, and any member who misses three consecutive annual meetings will be removed. The following table lists membership of our board of directors and board committees:

Committees
Name of Director	Audit		Nominating and Corporate Governance		Compensation		Acquisition
Parker Kennedy
Anand Nallathambi							X
J. David Chatham	X
Barry Connelly	X		X
Jill Kanin-Lovers			X		X	*
Frank McMahon					X		X	*
Donald Nickelson			X	*	X		X
Donald Robert					X
D. Van Skilling	X
David Walker	X	*					X

X = Committee Member; X* = Committee Chair

Independence Matters

Our board has determined that each of our directors is independent within the meaning of applicable NASDAQ Stock Market and Securities and Exchange Commission rules, except for Mr. Kennedy, who is chairman and chief executive officer of our parent company, First American, Mr. Nallathambi, who is our chief executive officer and president, and Mr. McMahon, who is the vice chairman and chief executive officer of First American. In considering director independence, the board studied the shares of First Advantage common stock beneficially owned by each of the directors as set forth under “Security Ownership of Certain Beneficial Owners and Management,” although the board generally believes that stock ownership tends to further align a director’s interests with those of First Advantage’s other stockholders. In addition, as part of this review, the board considered the fact that Mr. Robert is the chief executive officer of Experian Group, a subsidiary which owns approximately 6.3% of our Class A common stock, and determined that this relationship does not interfere with the exercise of Mr. Robert’s independence from First Advantage and its management.

We are a “controlled company” within the meaning of the NASDAQ Marketplace Rules because First American controls more than 50% of our voting power. As such, we rely on NASDAQ Marketplace Rule 4350(c)(5), which allows controlled companies to be exempt from rules requiring (a) the compensation and nominating committees to be composed solely of independent directors; (b) the compensation of the executive officers to be determined by a majority of the independent directors or by a compensation committee composed solely of independent directors; and (c) director nominees to be selected or recommended for the board’s selection either by a majority of the independent directors or by a nominating committee composed solely of independent directors.

Our independent directors meet in executive session immediately following each regularly scheduled meeting of the board of directors. In addition, our independent directors may meet as they determine appropriate from time to time.

Audit Committee. Our board established the audit committee for the primary purposes of overseeing the financial reporting processes of our company and audits of our financial statements. Our board of directors has made an affirmative determination that each member of the audit committee (a) is an “independent director” as that term is defined by NASDAQ Marketplace Rules and the rules and regulations under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”, and (b) satisfies NASDAQ Marketplace Rules relating to financial literacy and experience. Our board of directors has further determined that Messrs. Chatham and Walker satisfy the criteria for being an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission.

The audit committee is solely responsible for selecting our independent registered certified public accounting firm (“independent public accountants”); approving in advance all audit services and related fees and terms; and approving in advance all non-audit services, if any, provided by our independent public accountants and related fees and terms. The audit committee also oversees our internal control system, evaluates the independence of our independent public accountants, oversees our internal audit function, reviews financial information in our quarterly reports, and oversees the audit performed by our independent public accountants. The committee reports any significant developments with respect to its duties to the full board. The audit committee met nine times during 2008. Our board of directors has adopted a written audit committee charter (a copy of which may be viewed on the Corporate Governance page of the Investor Relations section of our website located at www.fadv.com or a printed copy may be obtained by making a written request to Bret T. Jardine, Corporate Secretary of First Advantage Corporation, at 100 Carillon Parkway, St. Petersburg, Florida 33716).

Compensation Committee. The compensation committee is responsible for recommending compensation arrangements for our executive officers; evaluating the performance of our chief executive officer; and administering our compensation plans. Except for Mr. McMahon, all members of the compensation committee are independent under the standards for independence established by the applicable NASDAQ Marketplace Rules. The compensation committee met nine times during 2008. Our board of directors has adopted a written compensation committee charter (a copy of which may be viewed on the Corporate Governance page of the Investor Relations section of our website located at www.fadv.com or a printed copy may be obtained by making a written request to Bret Jardine, Corporate Secretary of First Advantage Corporation, at 100 Carillon Parkway, St. Petersburg, Florida 33716). The compensation committee establishes and reviews our overall compensation philosophy. The committee reviews the performance of our chief executive officer and has the sole authority to determine his compensation and reviews and approves the salary of our other executive officers. The committee reviews and recommends to the board for approval our incentive and equity compensation plans, oversees those who are responsible for administering those plans and approves all equity compensation plans that are not subject to stockholder approval. The compensation committee also has the authority to retain compensation consultants as it deems necessary and the sole authority to approve such consultant’s fees. When setting executive officer compensation, in the first quarter of each year, the Chief Executive Officer presents a report to the compensation committee containing his recommendation of the upcoming year’s salary, bonus and long-term incentive award levels for certain executive officers other than himself. The committee takes the Chief Executive Officer’s report under advisement and meets with its own compensation consultant. To obtain objective compensation information, in 2008 the compensation committee engaged Mercer LLC as its compensation consultant. The committee has the full authority to manage all aspects of Mercer’s engagement, including approving Mercer’s compensation on a monthly basis and the ability, in the compensation committee’s sole discretion, to terminate the engagement. Examples of projects assigned to the consultant included the evaluation of the composition of the peer group of companies used to evaluate appropriate compensation levels, evaluation of levels of executive compensation as compared to general market compensation data and the peer companies’ compensation data, and evaluation of proposed compensation programs or changes to existing programs.

The compensation committee believes that both management and the consultant provide useful information and points of view to assist the compensation committee in determining its own views on compensation. Although the compensation committee receives information and recommendations regarding the design of the compensation program and level of compensation for the executive officers from both the consultant and management, the compensation committee makes the final decisions as to the design and levels of compensation for these executives.

The compensation committee uses the chief executive officer’s report, together with reports that may be prepared by its consultant, to set executive officer salaries and bonuses for the upcoming year. Executive officers are not present during compensation committee or board of directors deliberations concerning their compensation. The chairman of the board is present when setting the chief executive officer’s salary and bonus.

Compensation Committee Interlocks and Insider Participation. The members of the compensation committee for 2008 were Ms. Kanin-Lovers and Messrs. McMahon, Nickelson and Robert. As noted above, Mr. McMahon is a Vice

Chairman of First American, our parent company. None of our executive officers have served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our board of directors or our compensation committee during the 2008 fiscal year.

Nominating and Corporate Governance Committee. Our board of directors has established a nominating and corporate governance committee to (i) assist the board in identifying individuals qualified to become directors and recommending to the board nomination of candidates for election or reelection to the board or to fill board vacancies, (ii) develop and recommend to our board a set of corporate governance principles and (iii) lead the board in complying with those principles. All members of the nominating committee are independent under the standards for independence established by the applicable NASDAQ Marketplace Rules. The nominating and corporate governance committee met twice during 2008.

The nominating and corporate governance committee acts under a written charter adopted by our board of directors (a copy of which may be viewed on the Corporate Governance page of the Investor Relations section of our website located at www.fadv.com or obtained by making a written request to Bret T. Jardine, Corporate Secretary of First Advantage Corporation, at 100 Carillon Parkway, St. Petersburg, Florida 33716) specifying, among other things, the following minimum qualifications for candidates recommended for election to the board:

•	impeccable character and integrity;

•	the ability to communicate effectively with members of the board, management, auditors and outside advisors;

•	a willingness to act independently;

•	substantial experience in business, with educational institutions, governmental entities or non-profit organizations;

•	the ability to read and understand financial statements and financial analysis;

•	the ability to analyze complex business matters;

•	no criminal history or a background which could reasonably be expected to damage the reputation of our company;

•	does not currently serve as a director, officer or employee of, or a consultant to, a direct competitor of our company; and

•	does not cause our company to violate independence requirements under applicable law or the NASDAQ Marketplace Rules.

The committee also will consider, among other factors, whether an individual has any direct experience with our company or its subsidiaries (whether as a director, officer, employee, supplier or otherwise); the individual’s experience in the industry in which our company operates; the individual’s other obligations and time commitments; whether the individual is an employee of a company or institution having a board of directors on which a senior executive of our company serves; whether the individual has specific knowledge, skills or experience that may be of value to our company or a committee of the board; whether an individual has been recommended by a stockholder of our company, an independent member of the board, another member of the board, senior management of our company or a customer of our company; and the findings of any third parties that may be engaged to assist the committee in identifying directors.

The nominating and corporate governance committee regularly assesses the appropriate size of the board and whether any vacancies on the board are anticipated. Various potential candidates for director are then identified. Candidates may come to the attention of the committee through current board members, professional search firms, stockholders or industry sources. In evaluating the candidate, the committee considers factors other than the candidate’s qualifications, including the current composition of the board, the balance of management and independent directors, the need for audit committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the committee determines whether to interview the prospective nominee, and if warranted, one or more members of the committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview, the committee makes a recommendation to the full board as to the persons who should be nominated by the board, and the board determines the nominees after considering the recommendation and report of the committee.

The nominating and corporate governance committee recommended the slate of directors proposed for election at the annual meeting, which was unanimously approved by the full board of directors, including unanimous approval by the independent directors.

As part of its role in developing and complying with corporate governance policies, the nominating and corporate governance committee advises the board and the various committees on effective management and leadership, reviews the governing documents of the company (including our certificate of incorporation, bylaws, corporate governance policies and guidelines and code of conduct), provides ongoing advice with respect to conflicts of interest that may arise, and evaluates the current and future governance needs and obligations of the company, our board and the committees in light of “best practices” developments.

Procedure for Stockholder Nominations of Directors

Nominations for the election of directors may only be made by the board of directors in consultation with its nominating and corporate governance committee. As noted above, FirstMark may designate a nominee to the board of directors under the terms of the stockholders agreement dated as of December 13, 2002 among First American, FirstMark Capital and us. However, FirstMark has not designated a nominee to the board of directors. In addition, a stockholder of record who has the power to vote ten percent or more of the outstanding capital stock of our company may recommend to the committee up to one candidate for consideration as a nominee in any 12-month period. The committee will consider a stockholder nominee only if a stockholder gives written notice to Bret T. Jardine, Corporate Secretary of First Advantage Corporation, at 100 Carillon Parkway, St. Petersburg, Florida 33716 not later than the close of business on November 1 of the year immediately preceding the year of the annual meeting of stockholders at which the stockholder desires to have his or her candidate presented to the board. Each such notice must include the name, address and telephone number of the potential nominee; a detailed biography of the potential nominee; and evidence of stock ownership by the presenting stockholder, including the number of shares owned. Nominees properly proposed by eligible stockholders will be evaluated by the nominating and corporate governance committee in the same manner as nominees identified by the committee. To date, no stockholder or group of stockholders having the power to vote ten percent or more of our capital stock has put forth any director nominees.

Stockholder Communications

Our stockholders may communicate directly with the members of the board of directors or individual members by writing directly to it or them in care of Bret T. Jardine, Corporate Secretary of First Advantage Corporation, at 100 Carillon Parkway, St. Petersburg, Florida 33716. Stockholders are required to provide appropriate evidence of their stock ownership with any communications. Communications received in writing are distributed to our board or to individual directors as appropriate depending on the facts and circumstances outlined in the communication received.